Item 77D - Policies with respect to security investment

Morgan Stanley Variable Insurance Fund, Inc. Core Plus
Fixed Income, Emerging Markets Debt, Emerging
Markets Equity, Global Franchise, Global Infrastructure,
Global Real Estate, Global Strategist, Growth, Mid Cap
Growth and U.S. Real Estate Portfolios

Effective July 31, 2017, Morgan Stanley Variable
Insurance Fund, Inc. Core Plus Fixed Income, Emerging
Markets Debt, Emerging Markets Equity, Global
Franchise, Global Infrastructure, Global Real Estate,
Global Strategist, Growth, Mid Cap Growth and U.S.
Real Estate Portfolios made those changes to their respective investment policies as described in the supplements to their applicable Prospectuses and Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on May
2, 2017 (accession number 0001104659-17-028907) and
incorporated by reference herein.